Exhibit 99.1
Part II. Amended Item 6. Selected Financial Data
         Except as expressly indicated or unless the context otherwise requires, the “company”, “PHH”, “we”, “our” or “us” means PHH Corporation, a Maryland corporation, and its subsidiaries.
As discussed under “Item 1. Business — Recent Developments” in the Company’s 2004 Annual Report on Form 10-K for the year ended December 31, 2004, on January 31, 2005, Cendant distributed all of the shares of our common stock held by it to the holders of Cendant common stock issued and outstanding on the record date for the distribution, which was January 19, 2005 (the “Spin-Off”). In connection with and prior to the Spin-Off, we underwent an internal reorganization after which we continued to own PHH Mortgage, PHH Arval and our other subsidiaries that engage in the mortgage services and fleet management services businesses. Pursuant to this internal reorganization, in January 2005 Cendant Mobility Services Corporation, Wright Express LLC and other subsidiaries that engaged in the relocation and fuel card businesses were separated from us and distributed to Cendant. In addition, in January 2005, Cendant contributed to us Speedy Title and Appraisal Review Services, LLC (“STARS”), through which we now conduct our appraisal services business. STARS was a wholly-owned subsidiary of PHH until it was distributed, in the form of a dividend, to a wholly-owned subsidiary of Cendant not within our ownership structure on December 31, 2002. Cendant then owned STARS through its subsidiaries outside of PHH from December 31, 2002 until it contributed STARS to PHH as part of the internal reorganization discussed above.
The selected consolidated financial data presented below have been revised to give retroactive effect to certain events that have occurred subsequent to December 31, 2004. In accordance with generally accepted accounting principles, these events could not be reflected in our consolidated financial statements until subsequent consolidated financial statements were issued following the date of such events. These events are 1) Cendant’s contribution of STARS to PHH through the internal reorganization discussed above, 2) the distribution of PHH’s former relocation and fuel card businesses to Cendant through the internal reorganization discussed above, 3) our stock split pursuant to the Spin-Off as discussed below, and 4) the modifications to our consolidated financial statement presentation in conjunction with the changes in the composition of the businesses included in continuing operations subsequent to the Spin-Off, which events were reflected in our Condensed Consolidated Financial Statements included with our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.
Cendant’s contribution of STARS to PHH, an entity under common control at the time, has been treated on an “as if” pooling basis and therefore the financial position and results of operations for STARS are included in the selected consolidated financial data presented below in continuing operations for all periods presented, including the periods during which STARS was owned by Cendant’s subsidiaries outside of PHH. The financial position and results of operations of our former relocation and fuel card businesses have been segregated and reported as discontinued operations for all periods presented. We have made certain other modifications to our selected consolidated financial data presentation in conjunction with the changes in the composition of the businesses included in continuing operations subsequent to the Spin-Off.
In connection with and in order to consummate the Spin-Off, on January 27, 2005, the Company’s Board of Directors authorized and approved a 52,684-for-one common stock split, to be effected by a stock dividend at such ratio. The record date with regard to such stock split was January 28, 2005. All references to the number of common shares and earnings per share amounts presented below reflect this stock split.
The selected consolidated financial data set forth below present our historical financial data for the periods indicated, revised for the items discussed above. Because our business has changed substantially due to the reorganization in connection with the Spin-Off and we will conduct our business going forward as an independent, publicly-traded company, our historical financial information does not reflect what our results of operations, financial position or cash flows would have been had we been an independent, publicly-traded company during the periods presented. Therefore, the historical financial information presented herein is not necessarily indicative of what our results of operations, financial position or cash flows will be in the future. This Form 8-K does not reflect events occurring after the filing of the Form 10-K for the year ended December 31, 2004, and does not modify or update the disclosures therein, except as required to reflect the changes for discontinued and continuing operations as described above. The information filed with this Form 8-K should be read together with the Company’s Annual Report on Form 10-K and the Company’s subsequent filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and any Current Reports on Form 8-K.

	Year Ended December 31,

	2004 (1)(2)	2003 (2)(3)	2002(2)(4)	2001 (5)	2000

	(In millions, except per share data)
Consolidated Statements of Income Data:
Net revenues	$991	$1,375	$736	$1,069	$497

Income from continuing operations	$76	$212	$10	$188	$110
Income from discontinued operations, net of income taxes (6)	118	98	88	74	73
Cumulative effect of accounting change, net of income taxes	-	-	-	(35)	-

Net income	$194	$310	$98	$227	$183

Basic earnings per share:
Income from continuing operations	$1.45	$4.01	$0.19	$3.57	$2.08
Income from discontinued operations	2.24	1.87	1.68	1.41	1.39
Cumulative effect of accounting change, net of income taxes	-	-	-	(0.67)	-

Net income	$3.69	$5.88	$1.87	$4.31	$3.47

Diluted earnings per share:
Income from continuing operations	$1.44	$3.97	$0.19	$3.53	$2.06
Income from discontinued operations	2.22	1.85	1.66	1.40	1.38
Cumulative effect of accounting change, net of income taxes	-	-	-	(0.66)	-

Net income	$3.66	$5.82	$1.85	$4.27	$3.44

Cash dividends to Cendant declared per share	$2.66	$2.66	$-	$0.68	$1.23

Consolidated Balance Sheets Data:
Total assets	$11,665	$11,939	$10,423	$9,711	$4,551
Debt	6,494	6,842	6,232	5,948	2,039
Stockholders’ equity	2,220	2,171	1,988	1,777	1,550

(1)	On February 27, 2004, we acquired First Fleet Corporation, a national provider of fleet management services to companies that maintain private truck fleets, for approximately $26 million, including $4 million of contingent consideration payable in first quarter 2005 and net of cash acquired of $10 million. This acquisition resulted in goodwill (based on the preliminary allocation of the purchase price) of $26 million, none of which is expected to be deductible for tax purposes. Such goodwill was assigned to our fleet management services segment.
(2)	As described above, Cendant’s contribution of STARS to PHH has been treated on an “as if” pooling basis. STARS was a wholly-owned subsidiary of PHH until December 31, 2002, when it was distributed, in the form of a dividend, to a wholly-owned subsidiary of Cendant not within the PHH ownership structure. Accordingly, the results of STARS were included in our selected consolidated financial data originally reported up to the dividend on December 31, 2002. The following summarizes financial data for STARS for the years ended December 31, 2004, 2003 and 2002 which has been included in our selected consolidated financial data:

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Net revenues	$90	$175	$69

Net income	$12	$26	$12

	As of December 31,

	2004	2003

	(In millions)
Total assets	$61	$83

Total liabilities	$2	$20

Net revenues and net income of STARS of $69 million and $12 million, respectively, during the year ended December 31, 2002 were included in our 2004 Annual Report on Form 10-K.

Due to the inclusion of STARS’ financial data for the years ended December 31, 2004, 2003 and 2002, our Total stockholders’ equity and Net income, as presented above, differ from the amounts originally reported as follows:

	As	As
	Originally	Presented
	Reported	Herein

	(In millions)
Net income for the year ended December 31, 2004	$182	$194

Net income for the year ended December 31, 2003	$284	$310

Total stockholders’ equity on December 31, 2004	$2,161	$2,220

Total stockholders’ equity on December 31, 2003	$2,108	$2,171

Total stockholders’ equity on December 31, 2002	$1,951	$1,988

(3)	During 2003, we consolidated one entity pursuant to Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.” See Notes 2, 12 and 13 to our Consolidated Financial Statements included in Exhibit 99.3 of this Form 8-K.
(4)	During 2002, we adopted the non-amortization provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Accordingly, our results of operations for 2001 and 2000 reflect the amortization of goodwill and indefinite-lived intangible assets, while our results of operations for 2004, 2003 and 2002 do not reflect such amortization. Had we applied the non-amortization provisions of SFAS No. 142 during 2001 and 2000, net income would have been $242 million and $184 million, respectively.
(5)	On March 1, 2001, we completed the acquisition of the fleet management services business of Avis Group Holdings, Inc. (“Avis’ fleet business”), which formed our fleet management services segment and materially impacted our results of operations and financial position. Net revenues for the fleet management services segment during the years ended December 31, 2004, 2003, 2002 and 2001 were $203 million, $178 million, $183 million and $145 million, respectively. Income from continuing operations before income taxes for the fleet management services segment during the years ended December 31, 2004, 2003, 2002 and 2001 were $54 million, $40 million, $47 million and $14 million, respectively.
(6)	Income from discontinued operations, net of income taxes, includes the after tax results of discontinued operations and the loss on disposal of discontinued operations.

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